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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                ZONAGEN STOCK TO TRADE ON NASDAQ SMALL CAP MARKET


THE WOODLANDS, Texas--(BUSINESS WIRE)--July 6, 2004--Zonagen, Inc. (Nasdaq:ZONA)(PCX:ZNG) announced today that Nasdaq has approved its application for its stock to trade on the Nasdaq SmallCap Market. Zonagen's stock will transfer from the Nasdaq National Market to the Nasdaq SmallCap Market and begin trading on the Nasdaq SmallCap Market at the open of business on July 8, 2004.

About Zonagen

Zonagen is engaged in the development of pharmaceutical products that address diseases and conditions associated with the treatment of hormonal and reproductive system disorders. For more information, visit Zonagen's web site at http://www.zonagen.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including but not limited to Zonagen's ability to have success in the clinical development of its technologies including Progenta(TM) and Androxal(TM), uncertainty relating to Zonagen's patent portfolio and competing patents if any, the reliability of clinical trials conducted in non-US jurisdictions, Zonagen's ability to raise additional capital on acceptable terms or at all, Zonagen's ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties related to Progenta(TM), and such other risks identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission (SEC). These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements.


CONTACT:  Zonagen, Inc., The Woodlands
          Joe Podolski, 281-719-3447
          podolski@zonagen.com


SOURCE: Zonagen, Inc.